UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934


                                 EDO CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, $1.00 Par Value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    281347104
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                             Peter A. Nussbaum, Esq.
--------------------------------------------------------------------------------
                          S.A.C. Capital Advisors, LLC
                             72 Cummings Point Road
                               Stamford, CT 06902
                                 (203) 890-2000
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)



                                October 24, 2007
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

       If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss.240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box: [X]

       Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 240.13d-7 for other parties to whom copies are to be sent.

       * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

       The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                    SCHEDULE 13D
-----------------------------                           ------------------------
CUSIP No. 281347104                                     Page 2 of 11 Pages
-----------------------------                           ------------------------
----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            S.A.C. Capital Advisors, LLC
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) [ ]
                                                                       (b) [X]
----------- --------------------------------------------------------------------
    3       SEC USE ONLY
----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS

            AF
----------- --------------------------------------------------------------------
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)     [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                0
                      --------- ------------------------------------------------
                         8      SHARED VOTING POWER
NUMBER OF SHARES
BENEFICIALLY OWNED              1,000,800
BY EACH REPORTING     --------- ------------------------------------------------
PERSON WITH              9      SOLE DISPOSITIVE POWER

                                0
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                1,000,800
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,000,800
----------- --------------------------------------------------------------------
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES (SEE INSTRUCTIONS)

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            4.7%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            00
----------- --------------------------------------------------------------------

                                    SCHEDULE 13D
-----------------------------                           ------------------------
CUSIP No. 281347104                                     Page 3 of 11 Pages
-----------------------------                           ------------------------
----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            S.A.C. Capital Management, LLC
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) [ ]
                                                                       (b) [X]
----------- --------------------------------------------------------------------
    3       SEC USE ONLY
----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS

            AF
----------- --------------------------------------------------------------------
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)     [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                0
                      --------- ------------------------------------------------
                         8      SHARED VOTING POWER
NUMBER OF SHARES
BENEFICIALLY OWNED              1,000,800
BY EACH REPORTING     --------- ------------------------------------------------
PERSON WITH              9      SOLE DISPOSITIVE POWER

                                0
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                1,000,800
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,000,800
----------- --------------------------------------------------------------------
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES (SEE INSTRUCTIONS)

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            4.7%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            00
----------- --------------------------------------------------------------------

                                    SCHEDULE 13D
-----------------------------                           ------------------------
CUSIP No. 281347104                                     Page 4 of 11 Pages
-----------------------------                           ------------------------
----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            CR Intrinsic Investors, LLC
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) [ ]
                                                                       (b) [X]
----------- --------------------------------------------------------------------
    3       SEC USE ONLY
----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS

            AF
----------- --------------------------------------------------------------------
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)     [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                0
                      --------- ------------------------------------------------
                         8      SHARED VOTING POWER
NUMBER OF SHARES
BENEFICIALLY OWNED              300,000
BY EACH REPORTING     --------- ------------------------------------------------
PERSON WITH              9      SOLE DISPOSITIVE POWER

                                0
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                300,000
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            300,000
----------- --------------------------------------------------------------------
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES (SEE INSTRUCTIONS)

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            1.4%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            00
----------- --------------------------------------------------------------------

                                    SCHEDULE 13D
-----------------------------                           ------------------------
CUSIP No. 281347104                                     Page 5 of 11 Pages
-----------------------------                           ------------------------
----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Steven A. Cohen
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) [ ]
                                                                       (b) [X]
----------- --------------------------------------------------------------------
    3       SEC USE ONLY
----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS

            AF
----------- --------------------------------------------------------------------
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)     [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                0
                      --------- ------------------------------------------------
                         8      SHARED VOTING POWER
NUMBER OF SHARES
BENEFICIALLY OWNED              1,300,800
BY EACH REPORTING     --------- ------------------------------------------------
PERSON WITH              9      SOLE DISPOSITIVE POWER

                                0
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                1,300,800
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,300,800
----------- --------------------------------------------------------------------
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES (SEE INSTRUCTIONS)

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            6.1%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            IN
----------- --------------------------------------------------------------------

Item 1.   Security and the Issuer

     This Schedule 13D relates to the shares of common stock, $1.00 par value per share (the "Common Stock"), of EDO Corporation, a New York corporation (the "Issuer"). The principal executive office of the Issuer is located at 60 East 42nd Street, 42nd Floor, New York, New York 10165. This Schedule 13D is being filed in light of the Issuer's Preliminary Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on October 23, 2007 describing a potential merger transaction that would have the effect of changing control of the Issuer and supersedes the Schedule 13G previously filed by the Reporting Persons (as defined below) with respect to the Common Stock on May 10, 2007.

Item 2.   Identity and Background

     (a) This statement is filed by:

          (i) S.A.C. Capital Advisors, LLC ("SAC Capital Advisors") with respect to shares of Common Stock directly beneficially owned by S.A.C. Capital Associates, LLC ("SAC Associates") and S.A.C. Meridian Fund, LLC ("SAC Meridian");

          (ii) S.A.C. Capital Management, LLC ("SAC Capital Management") with respect to shares of Common Stock directly beneficially owned by SAC Associates and SAC Meridian;

          (iii) CR Intrinsic Investors, LLC ("CR Intrinsic Investors") with respect to shares of Common Stock directly beneficially owned by CR Intrinsic Investments, LLC ("CR Intrinsic Investments"); and

          (iv) Steven A. Cohen with respect to shares of Common Stock beneficially owned by SAC Capital Advisors, SAC Capital Management, SAC Associates, SAC Meridian, CR Intrinsic Investors and CR Intrinsic Investments.

     SAC Capital Advisors, SAC Capital Management, CR Intrinsic Investors and Mr. Cohen expressly disclaim beneficial ownership of securities directly beneficially owned by any person or entity other than, to the extent of any pecuniary interest therein, the various accounts under the Reporting Persons' management and control (collectively, the "Reporting Persons").

     (b) The address of the principal business office of (i) SAC Capital Advisors, CR Intrinsic Investors and Mr. Cohen is 72 Cummings Point Road, Stamford, Connecticut 06902 and (ii) SAC Capital Management is 540 Madison Avenue, New York, New York 10022.

     (c) The principal business of each of SAC Capital Advisors and SAC Capital Management is to serve as investment manager to a variety of private investment funds, including SAC Associates and SAC Meridian, and to control the investing and trading in securities by these private investment funds. The principal business of CR Intrinsic Investors is to serve as investment manager to CR Intrinsic Investments and to control the investing and trading in securities by CR Intrinsic Investments. The principal business of Mr. Cohen is to serve as a principal of SAC Capital Advisors, SAC Capital Management, CR Intrinsic Investors and other affiliated entities.

     (d) None of the Reporting Persons has, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

     (e) None of the Reporting Persons has, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

     (f) SAC Capital Advisors, SAC Capital Management and CR Intrinsic Investors are Delaware limited liability companies. Mr. Cohen is a United States Citizen.

Item 3.   Source and Amount of Funds or Other Consideration.

     The Reporting Persons expended an aggregate of approximately approximately $52,000,000 of its investment capital to purchase the 1,300,800 shares of Common Stock. Such transactions were effected in open market purchases and acquired in the ordinary course of business and are held by SAC Associates, SAC Meridian and CR Intrinsic Investments in commingled margin accounts, maintained at Morgan Stanley & Co. and Goldman Sachs & Co. Each of Morgan Stanley & Co. and Goldman Sachs & Co. may extend margin credit to the Reporting Persons as and when required to open or carry positions in the applicable margin account, subject to applicable federal margin regulations, stock exchange rules and credit policies. In such instances, the positions held in the margin account are pledged as collateral security for the repayment of debit balances in the account. The margin account may from time to time have debit balances. Since other securities are held in the margin account, it is not possible to determine the amounts, if any, of margin used to purchase the shares of Common Stock reported herein.

Item 4.   Purpose of Transaction.

     The Reporting Persons acquired the Common Stock subject to this Schedule 13D, in the ordinary course of business, and not with the purpose nor with the effect of changing or influencing the control or management of the Issuer and without any agreement with any third party to act together for the purpose of acquiring, holding, voting or disposing of equity securities of the Issuer.

     On October 23, 2007, the Issuer filed with the Securities and Exchange Commission a Preliminary Proxy Statement on Schedule 14A describing the terms of a proposed merger transaction that would have the effect of changing control of the Issuer. While the Reporting Persons are continuing to review the Issuer's Preliminary Proxy Statement and are considering the proposed merger transaction in light of the information contained in the Issuer's Preliminary Proxy Statement, the Reporting Persons believe that the merger consideration might be inadequate.

     As part of the Reporting Persons' continuing evaluation of, and preservation of the value of their investment in the Common Stock of the Issuer, the Reporting Persons may from time to time (i) engage in discussions with certain persons, including, without limitation, management or representatives, the Issuer's Board of Directors, other shareholders of the Issuer and other relevant parties, concerning matters with respect to the Reporting Persons' investment in the Common Stock, including, without limitation, the terms of the proposed transaction, and (ii) write letters to, and respond to inquiries from, various parties including, without limitation, the Issuer's Board of Directors, management or representatives, other shareholders and other persons or entities regarding the matters referred to above, including the terms of the proposed transaction.

     Depending on various factors, including, the Issuer's financial position and strategic direction, the outcome of any discussions referenced above, actions taken by the Issuer's Board of Directors, price levels of the Common Stock, other investment opportunities available to the Reporting Persons, conditions in the securities market and general economic and industry conditions, the Reporting Persons may in the future take such actions with respect to their investment in the Issuer as they deem appropriate with respect to any or all matters referred to in this Item 4 of Schedule 13D. The Reporting Persons may, from time to time, acquire or cause an affiliate to acquire additional Common Stock or dispose of or cause an affiliate to dispose of some or all of their Common Stock, engage in short-selling or hedging or similar transactions with some or all of their Common Stock, or may continue to hold the Common Stock, depending on business and market conditions, their continuing evaluation of the business and prospects of the Issuer, general investment and trading policies of the Reporting Persons, and other factors, including changing their intention with respect to any or all matters referred to in this Item 4 of
Schedule 13D. Except as set forth herein, or as would occur upon completion of any of the matters discussed herein, the Reporting Persons have no present plan or proposal that would relate to or result in any of the matters set forth in subparagraphs (a)-(j) of Item 4 of Schedule 13D.

Item 5.   Interest in Securities of the Issuer.

     (a) As of the close of business on October 31, 2007, the Reporting Persons beneficially own an aggregate of 1,300,800 shares of Common Stock, representing approximately 6.1% of the shares of Common Stock outstanding. The percentages used herein are based upon 21,322,514 shares of Common Stock reported to be outstanding as of September 30, 2007 by the Issuer in its Preliminary Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on October 23, 2007.

     SAC Capital Advisors, SAC Capital Management, CR Intrinsic Investors and Mr. Cohen own directly no shares of Common Stock. Pursuant to investment management agreements, each of SAC Capital Advisors and SAC Capital Management hold all investment and voting power with respect to securities held by SAC Associates and SAC Meridian. Pursuant to an investment management agreement, CR Intrinsic Investors holds all investment and voting power with respect to securities held by CR Intrinsic Investments. By reason of the provisions of Rule 13d-3 of the Act, as amended, each of (i) SAC Capital Advisors, SAC Capital Management and Mr. Cohen may be deemed to own beneficially 1,000,800 shares of Common Stock (constituting approximately 4.7% of the shares of Common Stock outstanding) and (ii) CR Intrinsic Investors and Mr. Cohen may be deemed to own beneficially 300,000 shares of Common Stock (constituting approximately 1.4% of the shares of Common Stock outstanding).

     (b) None of the Reporting Persons has sole power to vote or direct the vote or sole power to dispose or direct the disposition of shares of Common Stock.

          (i) SAC Capital Advisors has shared power to vote or direct the vote and shared power to dispose or direct the disposition of 1,000,800 shares of Common Stock, constituting 4.7% of such class of securities;

          (ii) SAC Capital Management has shared power to vote or direct the vote and shared power to dispose or direct the disposition of 1,000,800 shares of Common Stock, constituting 4.7% of such class of securities;

          (iii) CR Intrinsic Investors has shared power to vote or direct the vote and shared power to dispose or direct the disposition of 300,000 shares of Common Stock, constituting approximately 1.4%of such class of securities;

          (iv) Steven A. Cohen has shared power to vote or direct the vote and shared power to dispose or direct the disposition of 1,300,800 shares of Common Stock, constituting approximately 6.1% of such class of securities.

     (c) Information concerning transactions in the shares of Common Stock effected by the Reporting Persons during the past 60 days is set forth in Schedule A hereto and is incorporated herein by reference. All of such transactions were effected in open market purchases through various brokerage entities on the New York Stock Exchange.

     (d) No person other than SAC Capital Advisors, SAC Capital Management, SAC Associates, SAC Meridian, CR Intrinsic Investors, CR Intrinsic Investments and Steven A. Cohen is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares of Common Stock directly beneficially owned by SAC Associates, SAC Meridian and CR Intrinsic Investments.

     (e) Not applicable.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

     Other than as described herein, there are no contracts, arrangements, understandings or relationships (legal or otherwise) between the Reporting Persons and any other person with respect to the securities of the Issuer.

     The Reporting Persons may, from time to time, enter into and dispose of cash-settled equity swaps or other similar derivative transactions with one or more counterparties that are based upon the value of shares of Common Stock, which transactions may be significant in amount. The profit, loss and/or return on such contracts may be wholly or partially dependent on the market value of the shares of Common Stock, the relative value of shares of Common Stock in comparison to one or more other financial instruments, indexes or securities, a basket or group of securities in which shares of Common Stock may be included, or a combination of any of the foregoing. In addition to the shares of Common Stock reported herein by the Reporting Persons, S.A.C. MultiQuant Fund, LLC, an affiliate of the Reporting Persons, currently has long economic exposure to 13,617 shares of Common Stock through such contracts.

These contracts do not give the Reporting Persons direct or indirect voting, investment or dispositive control over any securities of the Issuer and do not require the counterparties thereto to acquire, hold, vote or dispose of any securities of the Issuer. Accordingly, the Reporting Persons disclaim any beneficial ownership in any securities that may be referenced in such contracts or that may be held from time to time by any counterparties to such contracts.

Item 7.   Material to be filed as Exhibits.

1.   Schedule A - Sixty Day Trading History
2.   Exhibit A - Joint Filing Agreement

                                   SIGNATURES

     After reasonable inquiry and to the best of each of the undersigned's knowledge and belief, each of the undersigned, severally and not jointly, certifies that the information set forth in this statement is true, complete and correct.

Dated: November 1, 2007


                                 S.A.C. CAPITAL ADVISORS, LLC


                                 By:   /s/ Peter Nussbaum
                                       -----------------------------------------
                                        Name:  Peter Nussbaum
                                        Title: Authorized Person


                                 S.A.C. CAPITAL MANAGEMENT, LLC


                                 By:   /s/ Peter Nussbaum
                                       -----------------------------------------
                                        Name:  Peter Nussbaum
                                        Title: Authorized Person


                                 CR INTRINSIC INVESTORS, LLC


                                 By:   /s/ Peter Nussbaum
                                       -----------------------------------------
                                        Name:  Peter Nussbaum
                                        Title: Authorized Person


                                 STEVEN A. COHEN


                                 By:   /s/ Peter Nussbaum
                                       -----------------------------------------
                                        Name:  Peter Nussbaum
                                        Title: Authorized Person

                                   Schedule A
                                   ----------

                   SIXTY DAY TRADING HISTORY, EDO CORPORATION

------------- --------------------------------- --------- ---------------------
     Date             Company Name                Amount   Price Per Share ($)
------------- --------------------------------- --------- ---------------------
    9/4/2007         S.A.C. Meridian Fund, LLC      -100                 43.84
------------- --------------------------------- --------- ---------------------
    9/4/2007         S.A.C. Meridian Fund, LLC      -200                 43.92
------------- --------------------------------- --------- ---------------------
    9/4/2007         S.A.C. Meridian Fund, LLC      -200                 43.96
------------- --------------------------------- --------- ---------------------
    9/4/2007         S.A.C. Meridian Fund, LLC      -400                 44.25
------------- --------------------------------- --------- ---------------------
    9/4/2007         S.A.C. Meridian Fund, LLC      -100                  44.5
------------- --------------------------------- --------- ---------------------
    9/4/2007         S.A.C. Meridian Fund, LLC       400                 45.25
------------- --------------------------------- --------- ---------------------
    9/5/2007    S.A.C. Capital Associates, LLC       100                 44.17
------------- --------------------------------- --------- ---------------------
    9/5/2007    S.A.C. Capital Associates, LLC       100                 44.18
------------- --------------------------------- --------- ---------------------
    9/5/2007    S.A.C. Capital Associates, LLC       300                  44.2
------------- --------------------------------- --------- ---------------------
    9/5/2007    S.A.C. Capital Associates, LLC       400                 44.22
------------- --------------------------------- --------- ---------------------
    9/5/2007    S.A.C. Capital Associates, LLC       900                 44.23
------------- --------------------------------- --------- ---------------------
    9/5/2007    S.A.C. Capital Associates, LLC       100                 44.25
------------- --------------------------------- --------- ---------------------
    9/5/2007    S.A.C. Capital Associates, LLC       100                 44.28
------------- --------------------------------- --------- ---------------------
    9/5/2007    S.A.C. Capital Associates, LLC       500                 44.31
------------- --------------------------------- --------- ---------------------
    9/5/2007    S.A.C. Capital Associates, LLC       600                 44.32
------------- --------------------------------- --------- ---------------------
    9/5/2007    S.A.C. Capital Associates, LLC       100                 44.39
------------- --------------------------------- --------- ---------------------
    9/5/2007    S.A.C. Capital Associates, LLC       100                 44.42
------------- --------------------------------- --------- ---------------------
    9/5/2007    S.A.C. Capital Associates, LLC      3600                 44.43
------------- --------------------------------- --------- ---------------------
    9/5/2007    S.A.C. Capital Associates, LLC      1150                 44.44
------------- --------------------------------- --------- ---------------------
    9/5/2007    S.A.C. Capital Associates, LLC      1450                 44.45
------------- --------------------------------- --------- ---------------------
    9/5/2007    S.A.C. Capital Associates, LLC      2000                 44.46
------------- --------------------------------- --------- ---------------------
    9/5/2007    S.A.C. Capital Associates, LLC      1600                 44.47
------------- --------------------------------- --------- ---------------------
    9/5/2007    S.A.C. Capital Associates, LLC       330                 44.48
------------- --------------------------------- --------- ---------------------
    9/5/2007    S.A.C. Capital Associates, LLC       100                 44.49
------------- --------------------------------- --------- ---------------------
    9/5/2007    S.A.C. Capital Associates, LLC      6700                  44.5
------------- --------------------------------- --------- ---------------------
    9/5/2007    S.A.C. Capital Associates, LLC     13570                 44.52
------------- --------------------------------- --------- ---------------------
    9/5/2007         S.A.C. Meridian Fund, LLC      -100                 44.52
------------- --------------------------------- --------- ---------------------
    9/5/2007    S.A.C. Capital Associates, LLC       200                 44.54
------------- --------------------------------- --------- ---------------------
    9/5/2007    S.A.C. Capital Associates, LLC      9500                 44.55
------------- --------------------------------- --------- ---------------------
    9/5/2007    S.A.C. Capital Associates, LLC       200                 44.58
------------- --------------------------------- --------- ---------------------
    9/5/2007       S.A.C. MultiQuant Fund, LLC       100                 44.58
------------- --------------------------------- --------- ---------------------
    9/5/2007       S.A.C. MultiQuant Fund, LLC      -100                  44.6
------------- --------------------------------- --------- ---------------------
    9/5/2007    S.A.C. Capital Associates, LLC       100                 44.64
------------- --------------------------------- --------- ---------------------
    9/5/2007    S.A.C. Capital Associates, LLC       100                 44.65
------------- --------------------------------- --------- ---------------------
    9/5/2007    S.A.C. Capital Associates, LLC       300                  44.7
------------- --------------------------------- --------- ---------------------
    9/5/2007    S.A.C. Capital Associates, LLC      1700                 44.71
------------- --------------------------------- --------- ---------------------
    9/5/2007    S.A.C. Capital Associates, LLC      1200                 44.73
------------- --------------------------------- --------- ---------------------
    9/5/2007    S.A.C. Capital Associates, LLC      6900                 44.75
------------- --------------------------------- --------- ---------------------
    9/5/2007    S.A.C. Capital Associates, LLC       700                 44.76
------------- --------------------------------- --------- ---------------------
    9/5/2007    S.A.C. Capital Associates, LLC       400                 44.81
------------- --------------------------------- --------- ---------------------
    9/5/2007    S.A.C. Capital Associates, LLC       700                 44.83
------------- --------------------------------- --------- ---------------------
    9/5/2007         S.A.C. Meridian Fund, LLC      -100                 44.83
------------- --------------------------------- --------- ---------------------
    9/5/2007    S.A.C. Capital Associates, LLC       100                 44.85
------------- --------------------------------- --------- ---------------------

------------- --------------------------------- --------- ---------------------
    9/5/2007    S.A.C. Capital Associates, LLC      2300                 44.86
------------- --------------------------------- --------- ---------------------
    9/5/2007    S.A.C. Capital Associates, LLC      1200                 44.89
------------- --------------------------------- --------- ---------------------
    9/5/2007    S.A.C. Capital Associates, LLC       300                 44.93
------------- --------------------------------- --------- ---------------------
    9/5/2007    S.A.C. Capital Associates, LLC      1600                 44.95
------------- --------------------------------- --------- ---------------------
    9/5/2007    S.A.C. Capital Associates, LLC      1500                    45
------------- --------------------------------- --------- ---------------------
    9/5/2007    S.A.C. Capital Associates, LLC       200                 45.01
------------- --------------------------------- --------- ---------------------
    9/5/2007    S.A.C. Capital Associates, LLC       100                45.015
------------- --------------------------------- --------- ---------------------
    9/5/2007    S.A.C. Capital Associates, LLC      1000                 45.02
------------- --------------------------------- --------- ---------------------
    9/5/2007    S.A.C. Capital Associates, LLC      1000                 45.03
------------- --------------------------------- --------- ---------------------
    9/5/2007    S.A.C. Capital Associates, LLC      1200                 45.04
------------- --------------------------------- --------- ---------------------
    9/5/2007    S.A.C. Capital Associates, LLC       700                 45.05
------------- --------------------------------- --------- ---------------------
    9/5/2007    S.A.C. Capital Associates, LLC      6700                 45.06
------------- --------------------------------- --------- ---------------------
    9/5/2007       S.A.C. MultiQuant Fund, LLC      -100                 45.06
------------- --------------------------------- --------- ---------------------
    9/5/2007    S.A.C. Capital Associates, LLC      1100                 45.07
------------- --------------------------------- --------- ---------------------
    9/5/2007    S.A.C. Capital Associates, LLC      1400                 45.08
------------- --------------------------------- --------- ---------------------
    9/5/2007    S.A.C. Capital Associates, LLC       600                 45.09
------------- --------------------------------- --------- ---------------------
    9/5/2007    S.A.C. Capital Associates, LLC       400                  45.1
------------- --------------------------------- --------- ---------------------
    9/5/2007    S.A.C. Capital Associates, LLC       100                 45.11
------------- --------------------------------- --------- ---------------------
    9/5/2007         S.A.C. Meridian Fund, LLC      -100                 45.13
------------- --------------------------------- --------- ---------------------
    9/5/2007    S.A.C. Capital Associates, LLC       400                 45.15
------------- --------------------------------- --------- ---------------------
    9/5/2007    S.A.C. Capital Associates, LLC      2200                 45.16
------------- --------------------------------- --------- ---------------------
    9/5/2007    S.A.C. Capital Associates, LLC      2000                 45.19
------------- --------------------------------- --------- ---------------------
    9/5/2007    S.A.C. Capital Associates, LLC      1600                  45.2
------------- --------------------------------- --------- ---------------------
    9/5/2007    S.A.C. Capital Associates, LLC     20800                 45.21
------------- --------------------------------- --------- ---------------------
    9/5/2007         S.A.C. Meridian Fund, LLC       400                 45.24
------------- --------------------------------- --------- ---------------------
    9/5/2007    S.A.C. Capital Associates, LLC       500                 45.25
------------- --------------------------------- --------- ---------------------
    9/5/2007    S.A.C. Capital Associates, LLC       300                 45.26
------------- --------------------------------- --------- ---------------------
    9/5/2007    S.A.C. Capital Associates, LLC      5000                 45.27
------------- --------------------------------- --------- ---------------------
    9/5/2007         S.A.C. Meridian Fund, LLC      -100                  45.7
------------- --------------------------------- --------- ---------------------
    9/5/2007    S.A.C. Capital Associates, LLC     10000                 45.75
------------- --------------------------------- --------- ---------------------
    9/5/2007         S.A.C. Meridian Fund, LLC      -500                 45.75
------------- --------------------------------- --------- ---------------------
    9/5/2007       S.A.C. MultiQuant Fund, LLC       100                 45.75
------------- --------------------------------- --------- ---------------------
    9/5/2007       S.A.C. MultiQuant Fund, LLC      -100                 45.78
------------- --------------------------------- --------- ---------------------
    9/5/2007         S.A.C. Meridian Fund, LLC      -200                 45.85
------------- --------------------------------- --------- ---------------------
    9/5/2007         S.A.C. Meridian Fund, LLC      -100                    46
------------- --------------------------------- --------- ---------------------
    9/6/2007       S.A.C. MultiQuant Fund, LLC       100                 46.57
------------- --------------------------------- --------- ---------------------
    9/6/2007       S.A.C. MultiQuant Fund, LLC      -100                  46.6
------------- --------------------------------- --------- ---------------------
    9/6/2007       S.A.C. MultiQuant Fund, LLC       100                 46.76
------------- --------------------------------- --------- ---------------------
    9/6/2007       S.A.C. MultiQuant Fund, LLC      -100                 46.78
------------- --------------------------------- --------- ---------------------
    9/6/2007         S.A.C. Meridian Fund, LLC      -100                 46.94
------------- --------------------------------- --------- ---------------------
    9/6/2007       S.A.C. MultiQuant Fund, LLC       100                 47.27
------------- --------------------------------- --------- ---------------------
    9/6/2007       S.A.C. MultiQuant Fund, LLC      -100                 47.29
------------- --------------------------------- --------- ---------------------
    9/6/2007       S.A.C. MultiQuant Fund, LLC       100                 47.37
------------- --------------------------------- --------- ---------------------
    9/6/2007       S.A.C. MultiQuant Fund, LLC      -100                 47.48
------------- --------------------------------- --------- ---------------------
    9/6/2007         S.A.C. Meridian Fund, LLC      -200                 47.54
------------- --------------------------------- --------- ---------------------

------------- --------------------------------- --------- ---------------------
    9/6/2007         S.A.C. Meridian Fund, LLC      -400                 47.78
------------- --------------------------------- --------- ---------------------
    9/6/2007         S.A.C. Meridian Fund, LLC      -200                 48.09
------------- --------------------------------- --------- ---------------------
    9/6/2007       S.A.C. MultiQuant Fund, LLC       100                 48.09
------------- --------------------------------- --------- ---------------------
    9/6/2007    S.A.C. Capital Associates, LLC       200                  48.1
------------- --------------------------------- --------- ---------------------
    9/6/2007    S.A.C. Capital Associates, LLC      6400                 48.12
------------- --------------------------------- --------- ---------------------
    9/6/2007       S.A.C. MultiQuant Fund, LLC      -100                 48.12
------------- --------------------------------- --------- ---------------------
    9/6/2007    S.A.C. Capital Associates, LLC      3300                 48.14
------------- --------------------------------- --------- ---------------------
    9/6/2007    S.A.C. Capital Associates, LLC       100                  48.2
------------- --------------------------------- --------- ---------------------
    9/6/2007         S.A.C. Meridian Fund, LLC       400                 48.22
------------- --------------------------------- --------- ---------------------
    9/7/2007         S.A.C. Meridian Fund, LLC      -200               46.9775
------------- --------------------------------- --------- ---------------------
    9/7/2007         S.A.C. Meridian Fund, LLC      -100                 47.02
------------- --------------------------------- --------- ---------------------
    9/7/2007       S.A.C. MultiQuant Fund, LLC       100                 47.12
------------- --------------------------------- --------- ---------------------
    9/7/2007       S.A.C. MultiQuant Fund, LLC      -100                 47.13
------------- --------------------------------- --------- ---------------------
    9/7/2007         S.A.C. Meridian Fund, LLC      -100                 47.25
------------- --------------------------------- --------- ---------------------
    9/7/2007         S.A.C. Meridian Fund, LLC       400                  47.3
------------- --------------------------------- --------- ---------------------
    9/7/2007    S.A.C. Capital Associates, LLC       200                 47.41
------------- --------------------------------- --------- ---------------------
    9/7/2007    S.A.C. Capital Associates, LLC       400                 47.44
------------- --------------------------------- --------- ---------------------
    9/7/2007         S.A.C. Meridian Fund, LLC      -200                 47.48
------------- --------------------------------- --------- ---------------------
    9/7/2007    S.A.C. Capital Associates, LLC       300                 47.51
------------- --------------------------------- --------- ---------------------
    9/7/2007    S.A.C. Capital Associates, LLC       400                 47.55
------------- --------------------------------- --------- ---------------------
    9/7/2007    S.A.C. Capital Associates, LLC       200                 47.56
------------- --------------------------------- --------- ---------------------
    9/7/2007    S.A.C. Capital Associates, LLC       200                 47.57
------------- --------------------------------- --------- ---------------------
    9/7/2007    S.A.C. Capital Associates, LLC       300                 47.58
------------- --------------------------------- --------- ---------------------
    9/7/2007    S.A.C. Capital Associates, LLC       200                  47.6
------------- --------------------------------- --------- ---------------------
    9/7/2007    S.A.C. Capital Associates, LLC       200                 47.61
------------- --------------------------------- --------- ---------------------
    9/7/2007    S.A.C. Capital Associates, LLC       700                 47.65
------------- --------------------------------- --------- ---------------------
    9/7/2007    S.A.C. Capital Associates, LLC       100                 47.66
------------- --------------------------------- --------- ---------------------
    9/7/2007    S.A.C. Capital Associates, LLC       300                 47.68
------------- --------------------------------- --------- ---------------------
    9/7/2007    S.A.C. Capital Associates, LLC       500                 47.69
------------- --------------------------------- --------- ---------------------
    9/7/2007    S.A.C. Capital Associates, LLC       100                 47.71
------------- --------------------------------- --------- ---------------------
    9/7/2007    S.A.C. Capital Associates, LLC       500                 47.73
------------- --------------------------------- --------- ---------------------
    9/7/2007    S.A.C. Capital Associates, LLC      1000                 47.75
------------- --------------------------------- --------- ---------------------
    9/7/2007    S.A.C. Capital Associates, LLC       200                 47.78
------------- --------------------------------- --------- ---------------------
    9/7/2007    S.A.C. Capital Associates, LLC       400                 47.79
------------- --------------------------------- --------- ---------------------
    9/7/2007    S.A.C. Capital Associates, LLC      1000                  47.8
------------- --------------------------------- --------- ---------------------
    9/7/2007    S.A.C. Capital Associates, LLC       200                 47.83
------------- --------------------------------- --------- ---------------------
    9/7/2007    S.A.C. Capital Associates, LLC       200                 47.85
------------- --------------------------------- --------- ---------------------
    9/7/2007         S.A.C. Meridian Fund, LLC      -200                 47.85
------------- --------------------------------- --------- ---------------------
    9/7/2007    S.A.C. Capital Associates, LLC       500                 47.87
------------- --------------------------------- --------- ---------------------
    9/7/2007    S.A.C. Capital Associates, LLC       200                 47.88
------------- --------------------------------- --------- ---------------------
    9/7/2007    S.A.C. Capital Associates, LLC       500                 47.89
------------- --------------------------------- --------- ---------------------
    9/7/2007         S.A.C. Meridian Fund, LLC      -200                47.915
------------- --------------------------------- --------- ---------------------
    9/7/2007    S.A.C. Capital Associates, LLC       200                 47.93
------------- --------------------------------- --------- ---------------------
    9/7/2007         S.A.C. Meridian Fund, LLC      -200                 47.95
------------- --------------------------------- --------- ---------------------
    9/7/2007    S.A.C. Capital Associates, LLC       500                    48
------------- --------------------------------- --------- ---------------------

------------- --------------------------------- --------- ---------------------
    9/7/2007    S.A.C. Capital Associates, LLC       100                 48.01
------------- --------------------------------- --------- ---------------------
    9/7/2007    S.A.C. Capital Associates, LLC       500                 48.03
------------- --------------------------------- --------- ---------------------
    9/7/2007    S.A.C. Capital Associates, LLC       400                 48.04
------------- --------------------------------- --------- ---------------------
    9/7/2007    S.A.C. Capital Associates, LLC       700                 48.07
------------- --------------------------------- --------- ---------------------
    9/7/2007    S.A.C. Capital Associates, LLC       400                 48.08
------------- --------------------------------- --------- ---------------------
    9/7/2007         S.A.C. Meridian Fund, LLC      -400                 48.11
------------- --------------------------------- --------- ---------------------
    9/7/2007    S.A.C. Capital Associates, LLC       500                 48.16
------------- --------------------------------- --------- ---------------------
    9/7/2007    S.A.C. Capital Associates, LLC       500                 48.17
------------- --------------------------------- --------- ---------------------
    9/7/2007    S.A.C. Capital Associates, LLC       100                 48.18
------------- --------------------------------- --------- ---------------------
    9/7/2007    S.A.C. Capital Associates, LLC       700                 48.19
------------- --------------------------------- --------- ---------------------
    9/7/2007    S.A.C. Capital Associates, LLC       200                  48.2
------------- --------------------------------- --------- ---------------------
    9/7/2007    S.A.C. Capital Associates, LLC       600                 48.21
------------- --------------------------------- --------- ---------------------
    9/7/2007    S.A.C. Capital Associates, LLC       500                 48.24
------------- --------------------------------- --------- ---------------------
    9/7/2007    S.A.C. Capital Associates, LLC       100                 48.26
------------- --------------------------------- --------- ---------------------
    9/7/2007    S.A.C. Capital Associates, LLC       200                  48.3
------------- --------------------------------- --------- ---------------------
   9/10/2007       S.A.C. MultiQuant Fund, LLC      -100                 48.67
------------- --------------------------------- --------- ---------------------
   9/10/2007       S.A.C. MultiQuant Fund, LLC       100                 48.68
------------- --------------------------------- --------- ---------------------
   9/10/2007       S.A.C. MultiQuant Fund, LLC       100                 49.04
------------- --------------------------------- --------- ---------------------
   9/10/2007       S.A.C. MultiQuant Fund, LLC      -100                 49.06
------------- --------------------------------- --------- ---------------------
   9/10/2007         S.A.C. Meridian Fund, LLC      -100                 49.13
------------- --------------------------------- --------- ---------------------
   9/10/2007         S.A.C. Meridian Fund, LLC      -200                 49.19
------------- --------------------------------- --------- ---------------------
   9/10/2007         S.A.C. Meridian Fund, LLC      -200                 49.23
------------- --------------------------------- --------- ---------------------
   9/10/2007         S.A.C. Meridian Fund, LLC      -200                 49.52
------------- --------------------------------- --------- ---------------------
   9/10/2007        S.A.C MultiQuant Fund, LLC     41900               49.6034
------------- --------------------------------- --------- ---------------------
   9/10/2007         S.A.C. Meridian Fund, LLC      -400                 50.24
------------- --------------------------------- --------- ---------------------
   9/11/2007         S.A.C. Meridian Fund, LLC       200                 50.07
------------- --------------------------------- --------- ---------------------
   9/12/2007         S.A.C. Meridian Fund, LLC       400                 49.99
------------- --------------------------------- --------- ---------------------
   9/12/2007         S.A.C. Meridian Fund, LLC       100                 50.05
------------- --------------------------------- --------- ---------------------
   9/13/2007         S.A.C. Meridian Fund, LLC       100                 49.57
------------- --------------------------------- --------- ---------------------
   9/13/2007         S.A.C. Meridian Fund, LLC       200                 49.77
------------- --------------------------------- --------- ---------------------
   9/13/2007       S.A.C. MultiQuant Fund, LLC       100                 49.85
------------- --------------------------------- --------- ---------------------
   9/13/2007       S.A.C. MultiQuant Fund, LLC      -100                 49.86
------------- --------------------------------- --------- ---------------------
   9/13/2007         S.A.C. Meridian Fund, LLC       200                 50.42
------------- --------------------------------- --------- ---------------------
   9/14/2007       S.A.C. MultiQuant Fund, LLC       100                 50.51
------------- --------------------------------- --------- ---------------------
   9/14/2007       S.A.C. MultiQuant Fund, LLC      -100                 50.55
------------- --------------------------------- --------- ---------------------
   9/17/2007         S.A.C. Meridian Fund, LLC      -400                 54.75
------------- --------------------------------- --------- ---------------------
   9/17/2007       S.A.C. MultiQuant Fund, LLC       100                 54.75
------------- --------------------------------- --------- ---------------------
   9/17/2007       S.A.C. MultiQuant Fund, LLC      -100                 54.77
------------- --------------------------------- --------- ---------------------
   9/17/2007         S.A.C. Meridian Fund, LLC       200                 54.83
------------- --------------------------------- --------- ---------------------
   9/17/2007         S.A.C. Meridian Fund, LLC       600                 54.84
------------- --------------------------------- --------- ---------------------
   9/17/2007         S.A.C. Meridian Fund, LLC       400                 54.85
------------- --------------------------------- --------- ---------------------
   9/17/2007       S.A.C. MultiQuant Fund, LLC      -100                 54.88
------------- --------------------------------- --------- ---------------------
   9/17/2007         S.A.C. Meridian Fund, LLC       200                 54.89
------------- --------------------------------- --------- ---------------------
   9/17/2007         S.A.C. Meridian Fund, LLC       300                  54.9
------------- --------------------------------- --------- ---------------------
   9/17/2007       S.A.C. MultiQuant Fund, LLC      -100                 54.93
------------- --------------------------------- --------- ---------------------

------------- --------------------------------- --------- ---------------------
   9/17/2007       S.A.C. MultiQuant Fund, LLC       100                 54.95
------------- --------------------------------- --------- ---------------------
   9/17/2007       S.A.C. MultiQuant Fund, LLC      -100                 54.98
------------- --------------------------------- --------- ---------------------
   9/17/2007         S.A.C. Meridian Fund, LLC       400                    55
------------- --------------------------------- --------- ---------------------
   9/17/2007       S.A.C. MultiQuant Fund, LLC       100                 55.02
------------- --------------------------------- --------- ---------------------
   9/17/2007       S.A.C. MultiQuant Fund, LLC      -100                 55.05
------------- --------------------------------- --------- ---------------------
   9/17/2007         S.A.C. Meridian Fund, LLC       100                 55.21
------------- --------------------------------- --------- ---------------------
   9/17/2007         S.A.C. Meridian Fund, LLC       200                 55.27
------------- --------------------------------- --------- ---------------------
   9/17/2007         S.A.C. Meridian Fund, LLC       200                  55.3
------------- --------------------------------- --------- ---------------------
   9/17/2007       S.A.C. MultiQuant Fund, LLC       100                 55.35
------------- --------------------------------- --------- ---------------------
   9/17/2007       S.A.C. MultiQuant Fund, LLC      -100                 55.36
------------- --------------------------------- --------- ---------------------
   9/17/2007         S.A.C. Meridian Fund, LLC       200                55.415
------------- --------------------------------- --------- ---------------------
   9/18/2007        S.A.C MultiQuant Fund, LLC    -41900               55.0031
------------- --------------------------------- --------- ---------------------
   9/18/2007       S.A.C. MultiQuant Fund, LLC       100                  55.1
------------- --------------------------------- --------- ---------------------
   9/18/2007       S.A.C. MultiQuant Fund, LLC      -100                 55.11
------------- --------------------------------- --------- ---------------------
   9/18/2007       S.A.C. MultiQuant Fund, LLC       100                  55.3
------------- --------------------------------- --------- ---------------------
   9/18/2007       S.A.C. MultiQuant Fund, LLC      -100                 55.31
------------- --------------------------------- --------- ---------------------
   9/18/2007       S.A.C. MultiQuant Fund, LLC       100                 55.34
------------- --------------------------------- --------- ---------------------
   9/18/2007       S.A.C. MultiQuant Fund, LLC      -100                 55.34
------------- --------------------------------- --------- ---------------------
   9/18/2007       S.A.C. MultiQuant Fund, LLC       100                 55.35
------------- --------------------------------- --------- ---------------------
   9/18/2007       S.A.C. MultiQuant Fund, LLC      -100                 55.37
------------- --------------------------------- --------- ---------------------
   9/18/2007        S.A.C MultiQuant Fund, LLC       100                 55.41
------------- --------------------------------- --------- ---------------------
   9/19/2007         S.A.C. Meridian Fund, LLC       100                 55.25
------------- --------------------------------- --------- ---------------------
   9/19/2007         S.A.C. Meridian Fund, LLC       200                 55.28
------------- --------------------------------- --------- ---------------------
   9/19/2007    S.A.C. Capital Associates, LLC    -49701                 55.35
------------- --------------------------------- --------- ---------------------
   9/19/2007         S.A.C. Meridian Fund, LLC       100                 55.35
------------- --------------------------------- --------- ---------------------
   9/19/2007    S.A.C. Capital Associates, LLC      -299                 55.36
------------- --------------------------------- --------- ---------------------
   9/19/2007       S.A.C. MultiQuant Fund, LLC       100                 55.44
------------- --------------------------------- --------- ---------------------
   9/19/2007    S.A.C. Capital Associates, LLC   -174098                 55.45
------------- --------------------------------- --------- ---------------------
   9/19/2007       S.A.C. MultiQuant Fund, LLC      -100                 55.45
------------- --------------------------------- --------- ---------------------
   9/19/2007       S.A.C. MultiQuant Fund, LLC       200                 55.45
------------- --------------------------------- --------- ---------------------
   9/19/2007    S.A.C. Capital Associates, LLC      -700                 55.46
------------- --------------------------------- --------- ---------------------
   9/19/2007         S.A.C. Meridian Fund, LLC       200                 55.46
------------- --------------------------------- --------- ---------------------
   9/19/2007    S.A.C. Capital Associates, LLC      -200                 55.47
------------- --------------------------------- --------- ---------------------
   9/19/2007       S.A.C. MultiQuant Fund, LLC      -200                 55.47
------------- --------------------------------- --------- ---------------------
   9/19/2007    S.A.C. Capital Associates, LLC        -2                 55.48
------------- --------------------------------- --------- ---------------------
   9/19/2007         S.A.C. Meridian Fund, LLC       200                55.485
------------- --------------------------------- --------- ---------------------
   9/19/2007    S.A.C. Capital Associates, LLC    -50000                  55.5
------------- --------------------------------- --------- ---------------------
   9/19/2007       S.A.C. MultiQuant Fund, LLC       400                  55.5
------------- --------------------------------- --------- ---------------------
   9/19/2007         S.A.C. Meridian Fund, LLC       100                 55.51
------------- --------------------------------- --------- ---------------------
   9/19/2007       S.A.C. MultiQuant Fund, LLC      -400                 55.51
------------- --------------------------------- --------- ---------------------
   9/19/2007    S.A.C. Capital Associates, LLC    -25000                 55.52
------------- --------------------------------- --------- ---------------------
   9/19/2007       S.A.C. MultiQuant Fund, LLC      -100                 55.52
------------- --------------------------------- --------- ---------------------
   9/19/2007    S.A.C. Capital Associates, LLC    -50000                 55.55
------------- --------------------------------- --------- ---------------------
   9/19/2007         S.A.C. Meridian Fund, LLC       100                 55.57
------------- --------------------------------- --------- ---------------------
   9/20/2007         S.A.C. Meridian Fund, LLC       200                 55.45
------------- --------------------------------- --------- ---------------------

------------- --------------------------------- --------- ---------------------
   9/20/2007         S.A.C. Meridian Fund, LLC       200                 55.54
------------- --------------------------------- --------- ---------------------
   9/20/2007         S.A.C. Meridian Fund, LLC       200                 55.56
------------- --------------------------------- --------- ---------------------
   9/20/2007         S.A.C. Meridian Fund, LLC       200                 55.58
------------- --------------------------------- --------- ---------------------
   9/20/2007       S.A.C. MultiQuant Fund, LLC       200                 55.65
------------- --------------------------------- --------- ---------------------
   9/20/2007       S.A.C. MultiQuant Fund, LLC       100                 55.88
------------- --------------------------------- --------- ---------------------
   9/20/2007       S.A.C. MultiQuant Fund, LLC      -100                  55.9
------------- --------------------------------- --------- ---------------------
   9/20/2007       S.A.C. MultiQuant Fund, LLC       100                  55.9
------------- --------------------------------- --------- ---------------------
   9/20/2007       S.A.C. MultiQuant Fund, LLC      -100                 55.98
------------- --------------------------------- --------- ---------------------
   9/20/2007       S.A.C. MultiQuant Fund, LLC      -200                 56.04
------------- --------------------------------- --------- ---------------------
   9/20/2007       S.A.C. MultiQuant Fund, LLC       100                 56.12
------------- --------------------------------- --------- ---------------------
   9/20/2007       S.A.C. MultiQuant Fund, LLC      -100                 56.14
------------- --------------------------------- --------- ---------------------
   9/20/2007       S.A.C. MultiQuant Fund, LLC      -100                 56.25
------------- --------------------------------- --------- ---------------------
   9/20/2007       S.A.C. MultiQuant Fund, LLC       100                 56.26
------------- --------------------------------- --------- ---------------------
   9/20/2007       S.A.C. MultiQuant Fund, LLC        74                 56.27
------------- --------------------------------- --------- ---------------------
   9/20/2007       S.A.C. MultiQuant Fund, LLC      -100                 56.28
------------- --------------------------------- --------- ---------------------
   9/20/2007     CR Intrinsic Investments, LLC    173600               56.3166
------------- --------------------------------- --------- ---------------------
   9/20/2007         S.A.C. Meridian Fund, LLC       200                 56.35
------------- --------------------------------- --------- ---------------------
   9/20/2007       S.A.C. MultiQuant Fund, LLC       100                 56.36
------------- --------------------------------- --------- ---------------------
   9/20/2007       S.A.C. MultiQuant Fund, LLC        26                 56.38
------------- --------------------------------- --------- ---------------------
   9/20/2007         S.A.C. Meridian Fund, LLC       200                 56.39
------------- --------------------------------- --------- ---------------------
   9/20/2007       S.A.C. MultiQuant Fund, LLC       100                  56.4
------------- --------------------------------- --------- ---------------------
   9/20/2007       S.A.C. MultiQuant Fund, LLC      -100                  56.4
------------- --------------------------------- --------- ---------------------
   9/20/2007       S.A.C. MultiQuant Fund, LLC      -100                 56.42
------------- --------------------------------- --------- ---------------------
   9/20/2007       S.A.C. MultiQuant Fund, LLC       100                 56.42
------------- --------------------------------- --------- ---------------------
   9/20/2007         S.A.C. Meridian Fund, LLC       200                 56.43
------------- --------------------------------- --------- ---------------------
   9/20/2007       S.A.C. MultiQuant Fund, LLC      -100                 56.43
------------- --------------------------------- --------- ---------------------
   9/20/2007       S.A.C. MultiQuant Fund, LLC       200                 56.43
------------- --------------------------------- --------- ---------------------
   9/20/2007       S.A.C. MultiQuant Fund, LLC      -200                 56.45
------------- --------------------------------- --------- ---------------------
   9/20/2007         S.A.C. Meridian Fund, LLC       200                  56.5
------------- --------------------------------- --------- ---------------------
   9/20/2007         S.A.C. Meridian Fund, LLC       200                56.525
------------- --------------------------------- --------- ---------------------
   9/20/2007         S.A.C. Meridian Fund, LLC       100                 56.53
------------- --------------------------------- --------- ---------------------
   9/21/2007     CR Intrinsic Investments, LLC        28                 56.11
------------- --------------------------------- --------- ---------------------
   9/21/2007       S.A.C. MultiQuant Fund, LLC       100                 56.14
------------- --------------------------------- --------- ---------------------
   9/21/2007       S.A.C. MultiQuant Fund, LLC      -100                 56.15
------------- --------------------------------- --------- ---------------------
   9/21/2007       S.A.C. MultiQuant Fund, LLC       100                 56.29
------------- --------------------------------- --------- ---------------------
   9/21/2007       S.A.C. MultiQuant Fund, LLC      -100                 56.32
------------- --------------------------------- --------- ---------------------
   9/21/2007         S.A.C. Meridian Fund, LLC       200                 56.37
------------- --------------------------------- --------- ---------------------
   9/21/2007     CR Intrinsic Investments, LLC     44700               56.4073
------------- --------------------------------- --------- ---------------------
   9/21/2007         S.A.C. Meridian Fund, LLC      -100                 56.44
------------- --------------------------------- --------- ---------------------
   9/21/2007     CR Intrinsic Investments, LLC       100                 56.46
------------- --------------------------------- --------- ---------------------
   9/21/2007     CR Intrinsic Investments, LLC       100                56.465
------------- --------------------------------- --------- ---------------------
   9/21/2007     CR Intrinsic Investments, LLC       200                 56.47
------------- --------------------------------- --------- ---------------------
   9/21/2007     CR Intrinsic Investments, LLC       100                56.473
------------- --------------------------------- --------- ---------------------
   9/21/2007     CR Intrinsic Investments, LLC       500                 56.48
------------- --------------------------------- --------- ---------------------
   9/21/2007     CR Intrinsic Investments, LLC       300                56.485
------------- --------------------------------- --------- ---------------------

------------- --------------------------------- --------- ---------------------
   9/21/2007     CR Intrinsic Investments, LLC       200                 56.49
------------- --------------------------------- --------- ---------------------
   9/21/2007     CR Intrinsic Investments, LLC       500                  56.5
------------- --------------------------------- --------- ---------------------
   9/21/2007       S.A.C. MultiQuant Fund, LLC       100                  56.5
------------- --------------------------------- --------- ---------------------
   9/21/2007     CR Intrinsic Investments, LLC       100                56.505
------------- --------------------------------- --------- ---------------------
   9/21/2007     CR Intrinsic Investments, LLC       100                56.506
------------- --------------------------------- --------- ---------------------
   9/21/2007     CR Intrinsic Investments, LLC       100                56.507
------------- --------------------------------- --------- ---------------------
   9/21/2007     CR Intrinsic Investments, LLC       200                 56.51
------------- --------------------------------- --------- ---------------------
   9/21/2007     CR Intrinsic Investments, LLC       100                56.515
------------- --------------------------------- --------- ---------------------
   9/21/2007     CR Intrinsic Investments, LLC      1400                 56.52
------------- --------------------------------- --------- ---------------------
   9/21/2007     CR Intrinsic Investments, LLC       200                56.524
------------- --------------------------------- --------- ---------------------
   9/21/2007     CR Intrinsic Investments, LLC       300                56.525
------------- --------------------------------- --------- ---------------------
   9/21/2007     CR Intrinsic Investments, LLC      1174                 56.53
------------- --------------------------------- --------- ---------------------
   9/21/2007     CR Intrinsic Investments, LLC       900                56.535
------------- --------------------------------- --------- ---------------------
   9/21/2007     CR Intrinsic Investments, LLC      7500                 56.54
------------- --------------------------------- --------- ---------------------
   9/21/2007     CR Intrinsic Investments, LLC       100                56.545
------------- --------------------------------- --------- ---------------------
   9/21/2007     CR Intrinsic Investments, LLC      3625                 56.55
------------- --------------------------------- --------- ---------------------
   9/21/2007     CR Intrinsic Investments, LLC      1500                 56.56
------------- --------------------------------- --------- ---------------------
     9/21/2007   CR Intrinsic Investments, LLC      1200                 56.57
------------- --------------------------------- --------- ---------------------
   9/21/2007     CR Intrinsic Investments, LLC       100                56.575
------------- --------------------------------- --------- ---------------------
   9/21/2007     CR Intrinsic Investments, LLC     11801                 56.58
------------- --------------------------------- --------- ---------------------
   9/21/2007       S.A.C. MultiQuant Fund, LLC       200                 56.58
------------- --------------------------------- --------- ---------------------
   9/21/2007     CR Intrinsic Investments, LLC       100                56.581
------------- --------------------------------- --------- ---------------------
   9/21/2007     CR Intrinsic Investments, LLC       100                56.583
------------- --------------------------------- --------- ---------------------
   9/21/2007     CR Intrinsic Investments, LLC       400                56.585
------------- --------------------------------- --------- ---------------------
   9/21/2007     CR Intrinsic Investments, LLC       600                 56.59
------------- --------------------------------- --------- ---------------------
   9/21/2007       S.A.C. MultiQuant Fund, LLC      -100                 56.59
------------- --------------------------------- --------- ---------------------
   9/21/2007     CR Intrinsic Investments, LLC        79               56.5925
------------- --------------------------------- --------- ---------------------
   9/21/2007     CR Intrinsic Investments, LLC       300                56.595
------------- --------------------------------- --------- ---------------------
   9/21/2007     CR Intrinsic Investments, LLC       100                  56.6
------------- --------------------------------- --------- ---------------------
   9/21/2007       S.A.C. MultiQuant Fund, LLC      -200                  56.6
------------- --------------------------------- --------- ---------------------
   9/21/2007     CR Intrinsic Investments, LLC       100                56.602
------------- --------------------------------- --------- ---------------------
   9/21/2007     CR Intrinsic Investments, LLC       300                56.605
------------- --------------------------------- --------- ---------------------
   9/21/2007     CR Intrinsic Investments, LLC       300                 56.62
------------- --------------------------------- --------- ---------------------
   9/21/2007     CR Intrinsic Investments, LLC       600                56.625
------------- --------------------------------- --------- ---------------------
   9/21/2007     CR Intrinsic Investments, LLC       200                56.626
------------- --------------------------------- --------- ---------------------
   9/21/2007     CR Intrinsic Investments, LLC       400                 56.63
------------- --------------------------------- --------- ---------------------
   9/21/2007     CR Intrinsic Investments, LLC       100                56.634
------------- --------------------------------- --------- ---------------------
   9/21/2007     CR Intrinsic Investments, LLC      3700                 56.64
------------- --------------------------------- --------- ---------------------
   9/21/2007     CR Intrinsic Investments, LLC       300                56.642
------------- --------------------------------- --------- ---------------------
   9/21/2007     CR Intrinsic Investments, LLC       900                56.645
------------- --------------------------------- --------- ---------------------
   9/21/2007     CR Intrinsic Investments, LLC      3193                 56.65
------------- --------------------------------- --------- ---------------------
   9/21/2007     CR Intrinsic Investments, LLC     12500                 56.69
------------- --------------------------------- --------- ---------------------
   9/21/2007       S.A.C. MultiQuant Fund, LLC       100                 56.69
------------- --------------------------------- --------- ---------------------
   9/21/2007     CR Intrinsic Investments, LLC     25000                  56.7
------------- --------------------------------- --------- ---------------------
   9/21/2007       S.A.C. MultiQuant Fund, LLC      -100                 56.75
------------- --------------------------------- --------- ---------------------

------------- --------------------------------- --------- ---------------------
   9/21/2007         S.A.C. Meridian Fund, LLC      -200                 57.14
------------- --------------------------------- --------- ---------------------
   9/24/2007           S.A.C. Select Fund, LLC      -400                 56.33
------------- --------------------------------- --------- ---------------------
   9/24/2007           S.A.C. Select Fund, LLC      -400                 56.36
------------- --------------------------------- --------- ---------------------
   9/24/2007           S.A.C. Select Fund, LLC      -500                 56.37
------------- --------------------------------- --------- ---------------------
   9/24/2007           S.A.C. Select Fund, LLC      -400                 56.38
------------- --------------------------------- --------- ---------------------
   9/24/2007           S.A.C. Select Fund, LLC      -500                 56.39
------------- --------------------------------- --------- ---------------------
   9/24/2007           S.A.C. Select Fund, LLC      -700                  56.4
------------- --------------------------------- --------- ---------------------
   9/24/2007           S.A.C. Select Fund, LLC      -700                 56.41
------------- --------------------------------- --------- ---------------------
   9/24/2007           S.A.C. Select Fund, LLC      -600                 56.42
------------- --------------------------------- --------- ---------------------
   9/24/2007           S.A.C. Select Fund, LLC     -1600                 56.43
------------- --------------------------------- --------- ---------------------
   9/24/2007           S.A.C. Select Fund, LLC      -900                 56.44
------------- --------------------------------- --------- ---------------------
   9/24/2007           S.A.C. Select Fund, LLC      -800                 56.45
------------- --------------------------------- --------- ---------------------
   9/24/2007           S.A.C. Select Fund, LLC      -500                 56.46
------------- --------------------------------- --------- ---------------------
   9/24/2007           S.A.C. Select Fund, LLC       100                 56.47
------------- --------------------------------- --------- ---------------------
   9/24/2007           S.A.C. Select Fund, LLC      -800                 56.47
------------- --------------------------------- --------- ---------------------
   9/24/2007           S.A.C. Select Fund, LLC      -400                 56.48
------------- --------------------------------- --------- ---------------------
   9/24/2007           S.A.C. Select Fund, LLC      1400                 56.49
------------- --------------------------------- --------- ---------------------
   9/24/2007           S.A.C. Select Fund, LLC      -100                 56.49
------------- --------------------------------- --------- ---------------------
   9/24/2007       S.A.C. MultiQuant Fund, LLC       100                  56.5
------------- --------------------------------- --------- ---------------------
   9/24/2007           S.A.C. Select Fund, LLC      1300                  56.5
------------- --------------------------------- --------- ---------------------
   9/24/2007           S.A.C. Select Fund, LLC      -900                  56.5
------------- --------------------------------- --------- ---------------------
   9/24/2007           S.A.C. Select Fund, LLC       400                 56.51
------------- --------------------------------- --------- ---------------------
   9/24/2007           S.A.C. Select Fund, LLC      -800                 56.51
------------- --------------------------------- --------- ---------------------
   9/24/2007           S.A.C. Select Fund, LLC      1600                 56.52
------------- --------------------------------- --------- ---------------------
   9/24/2007           S.A.C. Select Fund, LLC     -1200                 56.52
------------- --------------------------------- --------- ---------------------
   9/24/2007       S.A.C. MultiQuant Fund, LLC      -100                 56.53
------------- --------------------------------- --------- ---------------------
   9/24/2007           S.A.C. Select Fund, LLC       400                 56.53
------------- --------------------------------- --------- ---------------------
   9/24/2007           S.A.C. Select Fund, LLC      -900                 56.53
------------- --------------------------------- --------- ---------------------
   9/24/2007           S.A.C. Select Fund, LLC       800                 56.54
------------- --------------------------------- --------- ---------------------
   9/24/2007           S.A.C. Select Fund, LLC      -400                 56.55
------------- --------------------------------- --------- ---------------------
   9/24/2007           S.A.C. Select Fund, LLC       400                 56.57
------------- --------------------------------- --------- ---------------------
   9/24/2007           S.A.C. Select Fund, LLC      -700                 56.58
------------- --------------------------------- --------- ---------------------
   9/24/2007           S.A.C. Select Fund, LLC       400                 56.59
------------- --------------------------------- --------- ---------------------
   9/24/2007           S.A.C. Select Fund, LLC      -900                 56.59
------------- --------------------------------- --------- ---------------------
   9/24/2007       S.A.C. MultiQuant Fund, LLC       200                  56.6
------------- --------------------------------- --------- ---------------------
   9/24/2007           S.A.C. Select Fund, LLC      1400                  56.6
------------- --------------------------------- --------- ---------------------
   9/24/2007           S.A.C. Select Fund, LLC      -100                 56.61
------------- --------------------------------- --------- ---------------------
   9/24/2007           S.A.C. Select Fund, LLC      -600                 56.62
------------- --------------------------------- --------- ---------------------
   9/24/2007       S.A.C. MultiQuant Fund, LLC      -200                 56.63
------------- --------------------------------- --------- ---------------------
   9/24/2007           S.A.C. Select Fund, LLC      -500                 56.63
------------- --------------------------------- --------- ---------------------
   9/24/2007           S.A.C. Select Fund, LLC       400                 56.63
------------- --------------------------------- --------- ---------------------
   9/24/2007           S.A.C. Select Fund, LLC       900                 56.64
------------- --------------------------------- --------- ---------------------
   9/24/2007           S.A.C. Select Fund, LLC      -500                 56.64
------------- --------------------------------- --------- ---------------------
   9/24/2007         S.A.C. Meridian Fund, LLC       100                 56.65
------------- --------------------------------- --------- ---------------------
   9/24/2007           S.A.C. Select Fund, LLC       200                 56.65
------------- --------------------------------- --------- ---------------------

------------- --------------------------------- --------- ---------------------
   9/24/2007           S.A.C. Select Fund, LLC     -1100                 56.65
------------- --------------------------------- --------- ---------------------
   9/24/2007           S.A.C. Select Fund, LLC       600                 56.66
------------- --------------------------------- --------- ---------------------
   9/24/2007           S.A.C. Select Fund, LLC       700                 56.67
------------- --------------------------------- --------- ---------------------
   9/24/2007           S.A.C. Select Fund, LLC     -1600                 56.67
------------- --------------------------------- --------- ---------------------
   9/24/2007           S.A.C. Select Fund, LLC       400                 56.68
------------- --------------------------------- --------- ---------------------
   9/24/2007           S.A.C. Select Fund, LLC      -400                 56.68
------------- --------------------------------- --------- ---------------------
   9/24/2007           S.A.C. Select Fund, LLC      -400                 56.69
------------- --------------------------------- --------- ---------------------
   9/24/2007       S.A.C. MultiQuant Fund, LLC       100                  56.7
------------- --------------------------------- --------- ---------------------
   9/24/2007           S.A.C. Select Fund, LLC       100                  56.7
------------- --------------------------------- --------- ---------------------
   9/24/2007           S.A.C. Select Fund, LLC      -800                  56.7
------------- --------------------------------- --------- ---------------------
   9/24/2007           S.A.C. Select Fund, LLC      2000                 56.71
------------- --------------------------------- --------- ---------------------
   9/24/2007           S.A.C. Select Fund, LLC      -500                 56.71
------------- --------------------------------- --------- ---------------------
   9/24/2007           S.A.C. Select Fund, LLC       900                 56.72
------------- --------------------------------- --------- ---------------------
   9/24/2007           S.A.C. Select Fund, LLC      -900                 56.72
------------- --------------------------------- --------- ---------------------
   9/24/2007       S.A.C. MultiQuant Fund, LLC      -100                 56.73
------------- --------------------------------- --------- ---------------------
   9/24/2007           S.A.C. Select Fund, LLC      1100                 56.73
------------- --------------------------------- --------- ---------------------
   9/24/2007           S.A.C. Select Fund, LLC     -1300                 56.73
------------- --------------------------------- --------- ---------------------
   9/24/2007         S.A.C. Meridian Fund, LLC       100                 56.74
------------- --------------------------------- --------- ---------------------
   9/24/2007           S.A.C. Select Fund, LLC     -2200                 56.74
------------- --------------------------------- --------- ---------------------
   9/24/2007           S.A.C. Select Fund, LLC      1300                 56.75
------------- --------------------------------- --------- ---------------------
   9/24/2007           S.A.C. Select Fund, LLC     -1200                 56.75
------------- --------------------------------- --------- ---------------------
   9/24/2007           S.A.C. Select Fund, LLC      -100                 56.76
------------- --------------------------------- --------- ---------------------
   9/24/2007           S.A.C. Select Fund, LLC      -200                 56.76
------------- --------------------------------- --------- ---------------------
   9/24/2007           S.A.C. Select Fund, LLC       400                 56.76
------------- --------------------------------- --------- ---------------------
   9/24/2007           S.A.C. Select Fund, LLC      -500                 56.77
------------- --------------------------------- --------- ---------------------
   9/24/2007           S.A.C. Select Fund, LLC      -200                 56.78
------------- --------------------------------- --------- ---------------------
   9/24/2007           S.A.C. Select Fund, LLC       900                 56.78
------------- --------------------------------- --------- ---------------------
   9/24/2007           S.A.C. Select Fund, LLC      -200                 56.79
------------- --------------------------------- --------- ---------------------
   9/24/2007           S.A.C. Select Fund, LLC       300                 56.79
------------- --------------------------------- --------- ---------------------
   9/24/2007           S.A.C. Select Fund, LLC     -3200                  56.8
------------- --------------------------------- --------- ---------------------
   9/24/2007           S.A.C. Select Fund, LLC      -500                 56.81
------------- --------------------------------- --------- ---------------------
   9/24/2007           S.A.C. Select Fund, LLC      -400                 56.82
------------- --------------------------------- --------- ---------------------
   9/24/2007           S.A.C. Select Fund, LLC       400                 56.82
------------- --------------------------------- --------- ---------------------
   9/24/2007           S.A.C. Select Fund, LLC      1500                 56.83
------------- --------------------------------- --------- ---------------------
   9/24/2007           S.A.C. Select Fund, LLC      -200                 56.84
------------- --------------------------------- --------- ---------------------
   9/24/2007           S.A.C. Select Fund, LLC      -500                 56.85
------------- --------------------------------- --------- ---------------------
   9/24/2007           S.A.C. Select Fund, LLC       600                 56.86
------------- --------------------------------- --------- ---------------------
   9/24/2007           S.A.C. Select Fund, LLC      1200                 56.87
------------- --------------------------------- --------- ---------------------
   9/24/2007           S.A.C. Select Fund, LLC      -400                 56.87
------------- --------------------------------- --------- ---------------------
   9/24/2007           S.A.C. Select Fund, LLC       800                 56.88
------------- --------------------------------- --------- ---------------------
   9/24/2007           S.A.C. Select Fund, LLC     -1200                 56.88
------------- --------------------------------- --------- ---------------------
   9/24/2007         S.A.C. Meridian Fund, LLC       200                 56.89
------------- --------------------------------- --------- ---------------------
   9/24/2007           S.A.C. Select Fund, LLC      -526                 56.89
------------- --------------------------------- --------- ---------------------
   9/24/2007           S.A.C. Select Fund, LLC       800                 56.89
------------- --------------------------------- --------- ---------------------
   9/24/2007           S.A.C. Select Fund, LLC      1600                  56.9
------------- --------------------------------- --------- ---------------------

------------- --------------------------------- --------- ---------------------
   9/24/2007           S.A.C. Select Fund, LLC       800                 56.91
------------- --------------------------------- --------- ---------------------
   9/24/2007           S.A.C. Select Fund, LLC      -574                 56.92
------------- --------------------------------- --------- ---------------------
   9/24/2007           S.A.C. Select Fund, LLC      2300                 56.92
------------- --------------------------------- --------- ---------------------
   9/24/2007           S.A.C. Select Fund, LLC      2000                 56.93
------------- --------------------------------- --------- ---------------------
   9/24/2007           S.A.C. Select Fund, LLC     -1000                 56.93
------------- --------------------------------- --------- ---------------------
   9/24/2007           S.A.C. Select Fund, LLC      -700                 56.94
------------- --------------------------------- --------- ---------------------
   9/24/2007           S.A.C. Select Fund, LLC       800                 56.94
------------- --------------------------------- --------- ---------------------
   9/24/2007           S.A.C. Select Fund, LLC      2900                 56.95
------------- --------------------------------- --------- ---------------------
   9/24/2007           S.A.C. Select Fund, LLC      -400                 56.95
------------- --------------------------------- --------- ---------------------
   9/24/2007           S.A.C. Select Fund, LLC      1600                 56.96
------------- --------------------------------- --------- ---------------------
   9/24/2007           S.A.C. Select Fund, LLC      1200                 56.97
------------- --------------------------------- --------- ---------------------
   9/24/2007           S.A.C. Select Fund, LLC      -600                 56.97
------------- --------------------------------- --------- ---------------------
   9/24/2007           S.A.C. Select Fund, LLC       600                 56.98
------------- --------------------------------- --------- ---------------------
   9/24/2007           S.A.C. Select Fund, LLC      -700                 56.98
------------- --------------------------------- --------- ---------------------
   9/24/2007           S.A.C. Select Fund, LLC       600                 56.99
------------- --------------------------------- --------- ---------------------
   9/24/2007           S.A.C. Select Fund, LLC      -400                 56.99
------------- --------------------------------- --------- ---------------------
   9/24/2007    S.A.C. Capital Associates, LLC      -400                    57
------------- --------------------------------- --------- ---------------------
   9/24/2007           S.A.C. Select Fund, LLC      1600                    57
------------- --------------------------------- --------- ---------------------
   9/25/2007         S.A.C. Meridian Fund, LLC       200                 56.15
------------- --------------------------------- --------- ---------------------
   9/25/2007         S.A.C. Meridian Fund, LLC      -200                 56.17
------------- --------------------------------- --------- ---------------------
   9/25/2007         S.A.C. Meridian Fund, LLC       200                 56.26
------------- --------------------------------- --------- ---------------------
   9/25/2007         S.A.C. Meridian Fund, LLC       100                  56.3
------------- --------------------------------- --------- ---------------------
   9/25/2007       S.A.C. MultiQuant Fund, LLC       200                 56.33
------------- --------------------------------- --------- ---------------------
   9/25/2007       S.A.C. MultiQuant Fund, LLC      -200                 56.36
------------- --------------------------------- --------- ---------------------
   9/25/2007         S.A.C. Meridian Fund, LLC       200                 56.38
------------- --------------------------------- --------- ---------------------
   9/26/2007         S.A.C. Meridian Fund, LLC       100                 55.57
------------- --------------------------------- --------- ---------------------
   9/26/2007       S.A.C. MultiQuant Fund, LLC       100                 55.78
------------- --------------------------------- --------- ---------------------
   9/26/2007       S.A.C. MultiQuant Fund, LLC      -100                  55.8
------------- --------------------------------- --------- ---------------------
   9/26/2007       S.A.C. MultiQuant Fund, LLC      -100                 56.37
------------- --------------------------------- --------- ---------------------
   9/26/2007       S.A.C. MultiQuant Fund, LLC       100                  56.4
------------- --------------------------------- --------- ---------------------
   9/27/2007         S.A.C. Meridian Fund, LLC       200                    56
------------- --------------------------------- --------- ---------------------
   9/27/2007    S.A.C. Capital Associates, LLC    -10000                 56.15
------------- --------------------------------- --------- ---------------------
   9/27/2007         S.A.C. Meridian Fund, LLC       100                 56.16
------------- --------------------------------- --------- ---------------------
   9/27/2007         S.A.C. Meridian Fund, LLC       200                56.225
------------ --------------------------------- --------- ---------------------
   9/27/2007         S.A.C. Meridian Fund, LLC       200                 56.28
------------- --------------------------------- --------- ---------------------
   9/28/2007    S.A.C. Capital Associates, LLC    -13700                  56.5
------------- --------------------------------- --------- ---------------------
   9/28/2007    S.A.C. Capital Associates, LLC      -900                 56.51
------------- --------------------------------- --------- ---------------------
   9/28/2007         S.A.C. Meridian Fund, LLC       200                 56.51
------------- --------------------------------- --------- ---------------------
   9/28/2007    S.A.C. Capital Associates, LLC    -10000                 56.65
------------- --------------------------------- --------- ---------------------
   10/1/2007    S.A.C. Capital Associates, LLC     -1400                  56.4
------------- --------------------------------- --------- ---------------------
   10/1/2007    S.A.C. Capital Associates, LLC      -300                 56.41
------------- --------------------------------- --------- ---------------------
   10/1/2007    S.A.C. Capital Associates, LLC      -400                 56.46
------------- --------------------------------- --------- ---------------------
   10/1/2007    S.A.C. Capital Associates, LLC     -4500                  56.5
------------- --------------------------------- --------- ---------------------
   10/1/2007    S.A.C. Capital Associates, LLC      -100                 56.52
------------- --------------------------------- --------- ---------------------
   10/1/2007    S.A.C. Capital Associates, LLC      -400                 56.53
------------- --------------------------------- --------- ---------------------

------------- --------------------------------- --------- ---------------------
   10/1/2007    S.A.C. Capital Associates, LLC      -100                 56.54
------------- --------------------------------- --------- ---------------------
   10/1/2007    S.A.C. Capital Associates, LLC      -500                 56.55
------------- --------------------------------- --------- ---------------------
   10/1/2007    S.A.C. Capital Associates, LLC      -500                 56.57
------------- --------------------------------- --------- ---------------------
   10/1/2007    S.A.C. Capital Associates, LLC      -700                 56.58
------------- --------------------------------- --------- ---------------------
   10/1/2007    S.A.C. Capital Associates, LLC      -400                 56.59
------------- --------------------------------- --------- ---------------------
   10/1/2007    S.A.C. Capital Associates, LLC      -700                  56.6
------------- --------------------------------- --------- ---------------------
   10/1/2007         S.A.C. Meridian Fund, LLC      -100                 56.67
------------- --------------------------------- --------- ---------------------
   10/1/2007         S.A.C. Meridian Fund, LLC      -100                 56.69
------------- --------------------------------- --------- ---------------------
   10/1/2007       S.A.C. MultiQuant Fund, LLC       100                  56.7
------------- --------------------------------- --------- ---------------------
   10/1/2007       S.A.C. MultiQuant Fund, LLC      -100                 56.72
------------- --------------------------------- --------- ---------------------
   10/2/2007         S.A.C. Meridian Fund, LLC       200                 56.33
------------- --------------------------------- --------- ---------------------
   10/2/2007       S.A.C. MultiQuant Fund, LLC      -100                 56.76
------------- --------------------------------- --------- ---------------------
   10/2/2007       S.A.C. MultiQuant Fund, LLC       100                  56.9
------------- --------------------------------- --------- ---------------------
   10/3/2007         S.A.C. Meridian Fund, LLC      -100                 55.99
------------- --------------------------------- --------- ---------------------
   10/3/2007       S.A.C. MultiQuant Fund, LLC       200                    56
------------- --------------------------------- --------- ---------------------
   10/3/2007       S.A.C. MultiQuant Fund, LLC      -200                    56
------------- --------------------------------- --------- ---------------------
   10/3/2007       S.A.C. MultiQuant Fund, LLC       100                 56.05
------------- --------------------------------- --------- ---------------------
   10/3/2007       S.A.C. MultiQuant Fund, LLC      -100                 56.05
------------- --------------------------------- --------- ---------------------
   10/3/2007       S.A.C. MultiQuant Fund, LLC       100                  56.1
------------- --------------------------------- --------- ---------------------
   10/3/2007       S.A.C. MultiQuant Fund, LLC      -100                 56.12
------------- --------------------------------- --------- ---------------------
   10/3/2007       S.A.C. MultiQuant Fund, LLC       200                  56.2
------------- --------------------------------- --------- ---------------------
   10/3/2007       S.A.C. MultiQuant Fund, LLC      -100                  56.2
------------- --------------------------------- --------- ---------------------
   10/3/2007       S.A.C. MultiQuant Fund, LLC      -100                 56.22
------------- --------------------------------- --------- ---------------------
   10/3/2007       S.A.C. MultiQuant Fund, LLC       100                 56.28
------------- --------------------------------- --------- ---------------------
   10/3/2007       S.A.C. MultiQuant Fund, LLC      -100                 56.28
------------- --------------------------------- --------- ---------------------
   10/3/2007         S.A.C. Meridian Fund, LLC       200                  56.3
------------- --------------------------------- --------- ---------------------
   10/3/2007         S.A.C. Meridian Fund, LLC       100                 56.33
------------- --------------------------------- --------- ---------------------
   10/3/2007         S.A.C. Meridian Fund, LLC       100                 56.39
------------- --------------------------------- --------- ---------------------
   10/4/2007    S.A.C. Capital Associates, LLC    -10000                 56.15
------------- --------------------------------- --------- ---------------------
   10/5/2007    S.A.C. Capital Associates, LLC      -200                  56.4
------------- --------------------------------- --------- ---------------------
   10/8/2007         S.A.C. Meridian Fund, LLC       200                 56.04
------------- --------------------------------- --------- ---------------------
   10/8/2007       S.A.C. MultiQuant Fund, LLC       100                 56.15
------------- --------------------------------- --------- ---------------------
   10/8/2007       S.A.C. MultiQuant Fund, LLC      -100                 56.17
------------- --------------------------------- --------- ---------------------
   10/8/2007         S.A.C. Meridian Fund, LLC      -200                 56.19
------------- --------------------------------- --------- ---------------------
   10/9/2007         S.A.C. Meridian Fund, LLC      -200                 56.45
------------- --------------------------------- --------- ---------------------
   10/9/2007         S.A.C. Meridian Fund, LLC       200                  56.5
------------- --------------------------------- --------- ---------------------
  10/10/2007       S.A.C. MultiQuant Fund, LLC      -100                 56.28
------------- --------------------------------- --------- ---------------------
  10/10/2007       S.A.C. MultiQuant Fund, LLC       100                 56.32
------------- --------------------------------- --------- ---------------------
  10/11/2007         S.A.C. Meridian Fund, LLC      -200                  56.1
------------- --------------------------------- --------- ---------------------
  10/11/2007    S.A.C. Capital Associates, LLC     -9800                 56.15
------------- --------------------------------- --------- ---------------------
  10/11/2007    S.A.C. Capital Associates, LLC     -9400                  56.2
------------- --------------------------------- --------- ---------------------
  10/11/2007       S.A.C. MultiQuant Fund, LLC       100                  56.2
------------- --------------------------------- --------- ---------------------
  10/11/2007       S.A.C. MultiQuant Fund, LLC      -100                 56.24
------------- --------------------------------- --------- ---------------------
  10/11/2007    S.A.C. Capital Associates, LLC      -600                  56.4
------------- --------------------------------- --------- ---------------------
  10/15/2007         S.A.C. Meridian Fund, LLC       200                 56.12
------------- --------------------------------- --------- ---------------------

------------- --------------------------------- --------- ---------------------
  10/15/2007       S.A.C. MultiQuant Fund, LLC        24                 56.37
------------- --------------------------------- --------- ---------------------
  10/15/2007       S.A.C. MultiQuant Fund, LLC       -24                 56.41
------------- --------------------------------- --------- ---------------------
  10/15/2007         S.A.C. Meridian Fund, LLC      -200                 56.43
------------- --------------------------------- --------- ---------------------
  10/16/2007         S.A.C. Meridian Fund, LLC      -100                 56.26
------------- --------------------------------- --------- ---------------------
  10/16/2007         S.A.C. Meridian Fund, LLC      -100                 56.41
------------- --------------------------------- --------- ---------------------
  10/16/2007       S.A.C. MultiQuant Fund, LLC         1                 56.43
------------- --------------------------------- --------- ---------------------
  10/16/2007         S.A.C. Meridian Fund, LLC      -100                 56.45
------------- --------------------------------- --------- ---------------------
  10/16/2007         S.A.C. Meridian Fund, LLC       100                 56.47
------------- --------------------------------- --------- ---------------------
  10/16/2007       S.A.C. MultiQuant Fund, LLC        -1                 56.48
------------- --------------------------------- --------- ---------------------
  10/16/2007         S.A.C. Meridian Fund, LLC      -100                 56.49
------------- --------------------------------- --------- ---------------------
  10/17/2007         S.A.C. Meridian Fund, LLC      -100                 56.11
------------- --------------------------------- --------- ---------------------
  10/17/2007         S.A.C. Meridian Fund, LLC      -100                 56.15
------------- --------------------------------- --------- ---------------------
  10/17/2007         S.A.C. Meridian Fund, LLC      -100                 56.25
------------- --------------------------------- --------- ---------------------
  10/17/2007         S.A.C. Meridian Fund, LLC      -100                 56.27
------------- --------------------------------- --------- ---------------------
  10/17/2007         S.A.C. Meridian Fund, LLC       100                 56.32
------------- --------------------------------- --------- ---------------------
  10/18/2007         S.A.C. Meridian Fund, LLC      -100                  56.4
------------- --------------------------------- --------- ---------------------
  10/18/2007       S.A.C. MultiQuant Fund, LLC       100                  56.7
------------- --------------------------------- --------- ---------------------
  10/18/2007       S.A.C. MultiQuant Fund, LLC       700                 56.75
------------- --------------------------------- --------- ---------------------
  10/18/2007       S.A.C. MultiQuant Fund, LLC      -100                 56.78
------------- --------------------------------- --------- ---------------------
  10/22/2007       S.A.C. MultiQuant Fund, LLC        24                 56.02
------------- --------------------------------- --------- ---------------------
  10/22/2007       S.A.C. MultiQuant Fund, LLC       -24                 56.04
------------- --------------------------------- --------- ---------------------
  10/22/2007       S.A.C. MultiQuant Fund, LLC       100                 56.07
------------- --------------------------------- --------- ---------------------
  10/22/2007       S.A.C. MultiQuant Fund, LLC      -100                 56.09
------------- --------------------------------- --------- ---------------------
  10/22/2007         S.A.C. Meridian Fund, LLC      -100                 56.14
------------- --------------------------------- --------- ---------------------
  10/22/2007         S.A.C. Meridian Fund, LLC      -200                 56.15
------------- --------------------------------- --------- ---------------------
  10/22/2007         S.A.C. Meridian Fund, LLC      -200                 56.41
------------- --------------------------------- --------- ---------------------
  10/22/2007         S.A.C. Meridian Fund, LLC      -300                 56.48
------------- --------------------------------- --------- ---------------------
  10/22/2007         S.A.C. Meridian Fund, LLC      -100                 56.51
------------- --------------------------------- --------- ---------------------
  10/22/2007         S.A.C. Meridian Fund, LLC      -200                 56.52
------------- --------------------------------- --------- ---------------------
  10/22/2007       S.A.C. MultiQuant Fund, LLC       100                 56.53
------------- --------------------------------- --------- ---------------------
  10/22/2007       S.A.C. MultiQuant Fund, LLC      -100                 56.56
------------- --------------------------------- --------- ---------------------
  10/23/2007       S.A.C. MultiQuant Fund, LLC        57                 56.25
------------- --------------------------------- --------- ---------------------
  10/23/2007       S.A.C. MultiQuant Fund, LLC       -57                 56.27
------------- --------------------------------- --------- ---------------------
  10/23/2007       S.A.C. MultiQuant Fund, LLC       100                 56.45
------------- --------------------------------- --------- ---------------------
  10/23/2007       S.A.C. MultiQuant Fund, LLC      -100                 56.49
------------- --------------------------------- --------- ---------------------
  10/23/2007         S.A.C. Meridian Fund, LLC      -100                 56.51
------------- --------------------------------- --------- ---------------------
  10/23/2007         S.A.C. Meridian Fund, LLC      -200                 56.64
------------- --------------------------------- --------- ---------------------
  10/23/2007         S.A.C. Meridian Fund, LLC      -100                 56.67
------------- --------------------------------- --------- ---------------------
  10/23/2007       S.A.C. MultiQuant Fund, LLC        71                 56.68
------------- --------------------------------- --------- ---------------------
  10/23/2007       S.A.C. MultiQuant Fund, LLC       -71                 56.69
------------- --------------------------------- --------- ---------------------
  10/23/2007         S.A.C. Meridian Fund, LLC       400                  56.8
------------- --------------------------------- --------- ---------------------
  10/23/2007         S.A.C. Meridian Fund, LLC      -400                 57.25
------------- --------------------------------- --------- ---------------------